UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 14, 2008

ENERGY COMPOSITES CORPORATION
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-52397 (Commission File Number)	88-0409170 (IRS Employer Identification No.)

4400 Commerce Drive, Wisconsin Rapids, WI  54494
(Address of principal executive offices) (Zip Code)

(715) 421-2060
Registrant’s telephone number, including area code

Las Palmas Mobile Estates, 6767 Tropicana Avenue, Suite 207, Las Vegas, Nevada  89103
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The disclosure set forth in Item 2.01 of this report is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On October 14, 2008, Energy Composites Corporation (formerly, Las Palmas Mobile Estates) (“we,” “us,” or “our”) consummated a share exchange (the “Share Exchange”) with Advanced Fiberglass Technologies, Inc., a Wisconsin corporation (“AFT”), and Jamie Lee Mancl, Jennifer Lynn Mancl and Integritas, Inc. (the “AFT Shareholders”) pursuant to that certain Share Exchange Agreement, as amended, between the parties dated as of June 26, 2008.  We consummated the Share Exchange pursuant to the approval of the holders of a majority of our issued and outstanding stock as of August 29, 2008.

We acquired 100% of the issued and outstanding shares of AFT’s common stock in exchange for 28,750,000 shares of our common stock.  In connection with the Share Exchange, Diana L. Hassan, our former President and director, cancelled and returned 21,750,000 shares of our common stock which she owned to treasury.  As a result of the Share Exchange, AFT is our wholly-owned subsidiary and we will operate its composites and fiberglass manufacturing business.

The following table illustrates the effects of the Share Exchange on the capital structure of our company:

Pre-Acquisition:
Shares outstanding	33,000,000

Acquisition:
Shares issued	28,750,000
Shares cancelled	21,750,000

Post-Acquisition:
Shares outstanding	40,000,000	100%
Shares owned by our stockholders	11,250,000	28%
Shares owned by AFT stockholders and assigns	28,750,000	72%

Upon the closing of the Share Exchange, Diana L. Hassan resigned as an officer and a director of our company.  As her final act as a director, she increased the seats on our board of directors to five and appointed Samuel W. Fairchild, Jamie Lee Mancl, Jennifer Lynn Mancl, Daniel P. Wergin, and Thomas J. Klismith to serve as our directors.

Effective October 14, 2008, we merged our wholly-owned Nevada subsidiary into our company.  We filed articles of merger with the Nevada Secretary of State, attached herewith as Exhibit 3.1, with an October 14, 2008 effective date.  Furthermore, we amended and restated our Articles of Incorporation, changing our name to “Energy Composites Corporation”.  The Amended and Restated Articles of Incorporation also increased our authorized shares of common stock to 100,000,000 and created 10,000,000 shares of undesignated preferred stock.  The Amended and Restated Articles of Incorporation were filed with the Nevada Secretary of State, attached herewith as Exhibit 3.2, with an October 14, 2008 effective date.  After completing the Share Exchange, our new board of directors adopted Amended and Restated Bylaws, attached herewith as Exhibit 3.3, effective October 14, 2008.

In connection with our new name, the trading symbol for our common stock was changed to “ENCC” and our new CUSIP number is 29269B 100.  Our common stock will begin trading under our new symbol and CUSIP number on October 15, 2008.

Finally, effective October 14, 2008, we adopted the 2008 Stock Incentive Plan pursuant to the approval of the holders of a majority of our issued and outstanding stock as of August 29, 2008.  The 2008 Stock Incentive Plan is attached herewith as Exhibit 10.1.

Disclosure pursuant to Item 2.01(f) follows.

Forward-Looking Statements

This report on Form 8-K as well as other filings with the Securities and Exchange Commission (“SEC”) and our releases issued to the public contain various statements relating to future results, including certain projections and business trends.  These statements constitute “Forward-Looking Statements.”

Forward-looking statements include statements concerning plans, objectives, goals, strategies, expectations, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Certain statements contained herein are forward-looking statements and, accordingly, involve risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.  Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis, including without limitations, management’s examination of historical operating trends, data contained in our records and other data available from third parties, but there can be no assurance that management’s expectations, beliefs or projections will result or be achieved or accomplished.  Certain risks and uncertainties may cause actual results to be materially different from projected results contained in forward-looking statements in this Information Statement and in other disclosures.  Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our other filings with the SEC.  Actual results may differ materially from those expressed or implied by forward-looking statements.

History and Overview

We were incorporated on October 29, 1992 under the laws of the State of Nevada.  From April 1, 1993 we were inactive and were deemed to be a “shell” company, whose only purpose was to implement a new business plan.

On October 14, 2008, we acquired 100% of the issued and outstanding shares of AFT, in exchange for 28,750,000 shares of our common stock.  As a result of the Share Exchange, shareholders of AFT as a group owned approximately 72% of our shares then outstanding, and AFT became our wholly-owned subsidiary.  We changed our name to Energy Composites Corporation as of October 14, 2008.

For accounting purposes, the acquisition of AFT has been accounted for as a recapitalization of our company.  Since we had only minimal assets and no operations, the recapitalization has been accounted for as a reverse acquisition.  Therefore, the historical financial information prior to the date of the recapitalization is the financial information of AFT.

AFT was incorporated in the state of Wisconsin on January 1, 2005, following nearly ten years operating as M&W Fiberglass, LLC (“M&W”).  AFT is a manufacturer of corrosives storage and handling equipment in the Midwest, and has, with its new leased manufacturing facility, large automated manufacturing capabilities.

AFT’s manufacturing facility is owned by M&W, which is wholly-owned by our majority shareholders, Jamie Lee and Jennifer Lynn Mancl.  Founded in 1995, M&W was the operating entity that developed and operated AFT’s business.  In January 2005, M&W transferred all operating assets and liabilities into a newly formed S-Corporation: AFT.  M&W retained ownership of AFT’s former manufacturing facility.  In February of 2007, M&W sold AFT’s former manufacturing facility to the city of Wisconsin Rapids.  M&W then purchased and developed AFT’s current manufacturing facility by obtaining $4,000,000 of financing as a co-borrower with AFT, in the form of industrial revenue bonds and notes.  AFT currently leases its manufacturing facility for $35,000 per month from M&W.  AFT has an irrevocable option to purchase the leased manufacturing facility and the land for $4,500.000.  This option expires on June 18, 2009.

M&W is considered a variable interest entity whose operations are consolidated with AFT’s for financial accounting and reporting purposes.  Among other factors, one factor that defines a variable interest entity is that another party has the obligation to absorb the expected losses of the entity.  M&W’s liabilities are directly attributable to AFT by virtue of its status as co-borrower and/or guarantor of such liabilities.  While AFT has the obligation to pay M&W’s liabilities if it cannot, the manufacturing facility is not owned by us or AFT.

In September 2006, our majority shareholders, Jamie Lee and Jennifer Lynn Mancl, formed Fiberglass Piping & Fitting Company (“FPF”) and began operating FPF out of the same manufacturing facility that AFT utilizes.  FPF is a wholesale distributor of imported fiberglass piping and fitting products.  From time to time, AFT purchases products from FPF for use in the manufacture and installation of its products.  As of October 9, 2008, FPF has moved to its own location and AFT has been released as a guarantor on FPF’s debts.  AFT has entered into a supply contract with FPF, whereby AFT will purchase products from FPF at FPF’s cost.

Description of our Business

As a result of the Share Exchange, AFT’s business is now our business and this discussion will describe AFT’s history and business as our own.  We are a provider of materials to the alternative energy, flue gas desulfurization (“FGD”), mining, pulp and paper, water and waste water treatment, environmental compliance, petrochemical and power generation industries.

We use composite materials to engineer and manufacture complex composite structures, vessels and processing systems including holding tanks, and ancillary equipment manufactured from composite material, and composite ductwork and piping.  We also provide industrial retrofit services using composites, and maintain two full-time, 24/7 field service crews with full mobile capability to provide plant shutdown and maintenance, refurbishing, tanks and vat relining, tank field-erection, tank and equipment inspection and repair services, as well as installation of pipelines, crossovers, hoods, scrubbers, absorption towers, stacks and stack liners.  Our vinylester and polyester resin, thermoplastic/fiberglass composite laminate, and carbon fiber composite fabrication systems and processes meet or exceed the requirements set by the Society of Plastic Industries, American Society of Testing Materials, Reinforced Thermoset Plastics Corrosion Resistant Equipment Accreditation Program established by the American Society of Mechanical Engineers (“RTP-1”), and OSHA.  We are well pursuing the RTP-1 Certification process, and upon completion, we will be one of only nine certified RTP-1 companies in the world.  We believe this certification will provide a competitive edge in the FGD marketplace.

We have not made any material expenditure on research and development in the past two fiscal years.

The following list identifies the various markets in which we currently compete:

•
Alternative Energy:  We currently manufacture bio-fuel storage tanks and piping systems as well as bio-fuel-related waste water treatment tank systems for ICM Bio Phoenix and US BioEnergy/Fagen Engineering (both headquartered in Kansas).

•
Flue Gas Desulfurization:  We manufacture and install equipment for FGD systems for Hitachi (Japan), Plasticon Europe (Netherlands) and Sargent & Lundy (Chicago), with a significant portion of our FGD manufacturing and installation performed on the client site using mobile facilities.

•	Municipal Infrastructure: We manufacture and install composite based solutions to extend the service life of municipal utility lift stations and access infrastructure.

•
Mining:  We manufacture and install piping, ductwork, tanks and other structures for the mining industry, including the White Pine Copper Refinery.  We also fabricate composite tanks, fittings and relining services for the chlor-alkali manufacturer, ERCO Worldwide (Canada).

•	Environmental Compliance: We engineer, manufacture and service composite-based odor control systems for Tyson Foods (Arkansas), Tonka (Minnesota) and SCP Controls (Minnesota).

•
Pulp and Paper:  We provide composite storage and piping solutions to pulp and paper manufacturers New Page (Ohio), International Paper (Memphis), Smurfit-Stone (Chicago), Glatfelter (Pennsylvania), Boise Cascade (Idaho), Domtar (Canada), Georgia Pacific (Atlanta), Verso Papers (Memphis) and Weyerhaeuser (Washington).

Manufacturing Facilities and Processes

We lease a new 73,000 square foot composites manufacturing plant in Wisconsin Rapids, Wisconsin from M&W.  We have the option to expand this plant by an additional 316,650 square feet.  We are in negotiations to acquire adjacent land from the local municipality that would allow for a further 350,000 square foot expansion of our manufacturing facilities.  The plant has advanced climate control capabilities, critical in manufacturing processes using industrial carbon fibers, as well as bulk materials storage facilities that incorporate what we believe to be the latest and most advanced designs.  Our bulk material storage facilities exceed all current and envisioned environmental and workplace safety standards.  The plant and material storage facilities have direct rail and highway access.  We also have the ability to lease from RCH Enterprises, Inc., modularly, up to 150,000 square feet of climate controlled storage space as a distribution hub for carbon fiber and epoxy resin.  This space is located within five miles of the existing plant.

Our plant currently features four automated filament winders: (i) a computer-controlled, dual-mandrel filament winder, the Ultra Helical model manufactured by Magnum Venus, capable of producing, simultaneously, two 16-foot diameter, 43-foot long products; (ii) an automated single-mandrel filament winder, Model 20C manufactured by Dura-Winder, capable of producing a product up to 24 feet in diameter and 20 feet long; (iii) two automated, single-mandrel filament winders, Model 10C manufactured by Dura-Winder, each capable of producing a product up to 7 feet in diameter and 20 feet long; (iv) a vertical filament winder capable of producing product 20 to 30 feet in diameter and 12 feet long; and (v) we have ordered an Ultra Helical filament winder manufactured by Magnum Venus, capable of producing product up to 40 feet in diameter and 40 feet in length.

Based on a standard product output, we have a fixed plant production capacity of 10 million pounds of finished standard product annually.  Full build-out of the current plant would triple that capacity to 30 million pounds, and development of the adjacent land would add another 40 million pounds in capacity, for a total Wisconsin Rapids production capability of 70 million pounds of finished product.  We currently operate at an annual production rate equivalent of 4.5 million pounds of finished standard product.

Mobile Production Capability

We use mobile fabrication capability to service the rapidly growing FGD market.  We are able to produce more than 70% of our FGD component content directly on the client’s site, allowing us to expand FGD revenues substantially without significant investment in new manufacturing facilities.  We are completing our own RTP-1 accreditation in order to become one of only nine organizations meeting the standard globally.  We believe that our mobile FGD capability already exceeds the RTP-1 standards.  We currently employ one of the country’s leading specialists in FGD who sits on the Accreditation Committee for the RTP-1 standard.  The power generation industry must convert power plants in order to meet stringent FGD standards by 2015, and we believe that vendor companies with RTP-1 accreditation enjoy a substantial advantage over the competition.

Competition

We face robust competition in most of our markets, and several of our competitors are involved in several of our geographic markets.  We believe that our move into the new manufacturing facility in August 2007, the addition of new, automated filament winding equipment in 2007, the expansion of our field service crews in 2008, and continued investment in workforce training will enable us to strengthen our competitive position in the markets we serve.  We believe these investments have substantially increased production capacity and thereby improved our competitive position in the markets we serve.  Based on information gained from numerous years of bidding potential projects, we believe there are no dominant competitors in our current or anticipated market sectors.  The following lists major competitors of which we are aware in each of our major markets:

Composite tanks for bio-fuel storage, mining, pulp and paper and petrochemical:  Belding Tank Technologies, Inc. (Michigan), Ershigs, Inc. (Washington), Tankinetics, Inc. (Arkansas) and Design Tanks, Inc. (South Dakota).  We believe that our manufacturing capacity is more advanced than that of our competitors in this sector.

Flue gas desulfurization:  Tankinetics, Inc. (Arkansas), Ershigs, Inc. (Washington), AN-COR Industrial Plastics, Inc. (New York), Augusta Fiberglass, Inc. (South Carolina), Plasticon Europe, B.V. (Netherlands).  We believe that the overwhelming unmet demand driven by the 2015 regulatory deadline for power plants in the United States provides more than adequate market growth opportunity for us despite our competition in this area.

Water management and storage:  Belding Tank Technologies (Michigan), Ershigs, Inc. (Washington), Tankinetics, Inc. (Arkansas), Design Tanks, Inc. (South Dakota) and one main piping manufacturer, Future Pipe Industries (Dubai).  We anticipate substantial growth in demand for quality water storage and management  infrastructure over the next five years, and believe that the competitive environment in this sector will become more favorable for us.

Our key geographic markets are in North America, and there is no significant competition from overseas production facilities in any of our market sectors.  We believe that we enjoy certain manufacturing advantages over several of our competitors with extensive use of automated fabrication processes and our highly productive work force.  We believe these advantages will continue to drive our competitive value as we expand our share of existing markets and enter new ones.

Major Customers

We have three customers that accounted for approximately 71% of our revenues in 2007.  One of these customers, Martin Manufacturing, accounted for 47% of total 2007 revenues.  The same three customers accounted for approximately 54% of our outstanding accounts receivable at the end of 2007.  Our largest customer operates in the bio-fuel and water storage and handling sector and has been developing several major projects.  Given the current and planned projects, we anticipate that Martin Manufacturing will continue to be a major customer for some time.  Our expected revenues from these three customers will be approximately 50% of total revenues during 2008.

Major Suppliers

We use three main suppliers of raw composites materials in our manufacturing operations.  Payments to those suppliers accounted for 59% of all raw materials purchased in 2007.  The same three suppliers accounted for 52% of all outstanding accounts payable at the end of 2007.

We have established relationships with several domestic and foreign suppliers of the raw materials used in our production processes and will use these sources according to material availability and pricing.  In the event our primary suppliers are unable to continue to supply our raw materials requirements, there are several alternative suppliers available to fulfill our supply needs.  We have not experienced supply procurement problems regarding the primary raw materials used in the production process.

Employees

At October 14, 2008, we employed 86 full-time employees, 28 of which are represented by the United Association of Plumbers and Steamfitters under a contract that expires on May 31, 2009, and six of which are represented by the United Association of Journeymen and Apprentices of Plumbing and Pipefitting Industry of the United States and Canada under a contract which expires on May 31, 2009.  We believe that our relationship with all of our employees is good.

Government Regulation of the Environment and Occupational Health and Safety

We are subject to various environmental laws and regulations that apply to the production, use and sale of composites, emissions into the air, discharges into waterways and other releases of materials into the environment and the generation, handling, storage, transportation, treatment and disposal of waste material.  We endeavor to ensure the safe and lawful operation of our facilities in the manufacture and distribution of products, and we believe we are in material compliance with all applicable laws and regulations.

We maintain a disciplined environmental and occupational safety and health compliance program and conduct periodic inspections of our facilities and processes to identify and categorize potential environmental exposures and safety hazards, including compliance issues and any actions that may be required to address them.  This effort can result in process or operational modifications, the installation of pollution control devices or cleaning up grounds or facilities.  We believe that we are in material compliance with all applicable requirements.

We incurred a total of $478,278 in regulatory compliance expenses in 2007, and $16,540 in 2006.  Our regulatory compliance expenses in 2007 were largely driven stemming from start up of our new plant and the associated regulatory approvals of health and safety, environmental protection and other systems.

Going forward, we believe that compliance with all current government regulations will not have a material adverse effect on our results of operations or financial condition.  The risk of additional costs and liabilities, however, is inherent in certain plant operations and certain products produced at our plant, as is the case with other companies in the composites industry.  Therefore, we may incur additional costs or liabilities in the future.  Other developments, such as increasingly strict environmental, safety and health laws, regulations and related enforcement policies, discovery of unknown conditions, and claims for damages to property, persons or natural resources resulting from plant emissions or products could also result in additional costs or liabilities.

A number of foreign countries and domestic communities have enacted, or are considering enacting, laws and regulations concerning the use and disposal of composite materials.  Widespread adoption of these laws and regulations, along with public perception, may have an adverse impact on sales of our products.  More stringent regulation of the use and disposal of composites may have an adverse effect on our business.

Legal Proceedings

From time to time, we anticipate that we may become involved in litigation relating to claims arising out of our operations in the normal course of business.  We are not currently a party to any material legal proceedings.

Plan of Operation and Development

We are embarking on a simultaneous, four-part expansion and diversification strategy that relies on our core operating strengths of strong commitment to quality, consistent reputation for reliable delivery, significant use of advanced manufacturing methodologies, and a highly skilled and productive labor force.  All four parts fit within a strategic umbrella encompassing activities that promote “clean technology”, including expansion and diversification into alternative energy and environmental compliance sectors.

Part 1:  We plan to expand aggressively within our existing market sectors: bio-fuel, FGD, municipal infrastructure, mining, environmental compliance, pulp and paper, and field services product lines.  Three of these sectors (bio-fuel, municipal infrastructure, mining, and FGD) are only at the earliest stages of using composites, and we believe that we will be well positioned to deepen our vendor relationships with existing clients as well as broaden our penetration to include other clients.  Market growth in this sector is driven by regulatory requirements.  For example, the federal government has mandated FGD for power generation plants by 2015, environmental requirements for elimination of the use of mercury in the production of chlorine-related products, and federal mandates for bio-fuel production increasing from 6 billion gallons in 2007 to 36 billion in 2012.

Of particular note is our ability to expand more aggressively into FGD services for the power generation industry.  Using mobile production teams, we plan to penetrate this sector by adding additional mobile units and dedicating a portion of our fixed plant to support those teams.  We believe that our ability to access particularly well qualified personnel from the Wisconsin labor market will continue to provide a strong platform for FGD market growth.  We also believe securing the RTP-1 accreditation will enhance our ability to price services above sector averages.  We plan to increase our field services capacity in parallel with the growth of our mobile manufacturing capability.  We believe this field services division will be well positioned to penetrate the growing market for repairing fiberglass blades on wind towers around North America.

Our innovative designs for retrofitting composite liners into existing municipal utility lift stations represents an enormous growth opportunity for us in the near and mid-term.  Our solution reduces the cost of repairing flood-related damage to these lift stations by as much as 65%.  With our delivery partners, we expect to capture a substantial portion of the post-Katrina and post-Ike hurricane damage contracts.

Going forward, bio-fuel growth presents an attractive opportunity for us.  The government regulation mandating a six-fold increase in bio-fuel production over five years did not consider the lack of transport and storage infrastructure for bio-fuels in the United States.  The industry will need to expand its efforts to deliver the needed complement of tanks, piping, valves and other components for delivery of bio-fuels to the final consumer.

We will expand our mining sector support and production services to take advantage of a significant upswing in North American mining operations due to increased commodity pricing and substantial expansion of commodity demand in China, Indonesia and other parts of the world.

We plan to diversify into the manufacture of composite components for other “clean technology” applications and alternative energy markets, including, for example, building tank/hulls and ancillary structures for methane digesters used in the production of farm-derived bio-fuel.

Part 2:  We are entering the market for distributing carbon fiber and epoxy resin raw materials to wind system component manufacturers.  Our strategy is to become a significant distributor for carbon fiber fabric, yarn and compatible epoxy resins for use in the growing wind energy industry in North and South America.  We plan to capitalize on a strong industry trend to build and install larger wind turbines with longer, lighter blades designed to increase the efficiency of the turbine’s energy generating performance and to shift manufacture of nacelles and rotors from steel to carbon fiber and other composite materials.

We are negotiating an exclusive distribution agreement covering the Western Hemisphere with a large Asian-based manufacturer of industrial grade epoxy resin for fabrication using carbon fiber, and we are in the final stages of negotiating a distribution agreement for industrial grade carbon fiber fabrics and yarns with another major Asian supplier.  We are currently negotiating agreements to supply several of the largest manufacturers of wind turbine blades and ancillary components.  Here, growth is driven by increasing demand for larger turbines, longer, lighter and stiffer blades, and maintenance-free, lighter structural components, as well as a lingering shortage in supply of suitable carbon fiber and compatible resins.  We also plan to supply epoxy resin to wind energy manufacturers who are using conventional fibers in their component design.

Part 3:  We intend to diversify into the manufacture of composite components for wind energy systems, especially blade assemblies, nacelle housings and rotor components.  Use of composites in blade manufacturing is at an early stage in the wind-energy industry.  Many of the advanced manufacturing processes, material selection, and product designs that we have deployed in our tank and piping manufacturing business have not yet been deployed to the wind energy industry.  We intend to become a major manufacturer of wind blades, blade components, and other system components by introducing these composite manufacturing advancements into the wind energy industry.  We are pursuing negotiations with two large wind energy system integrators to manufacture blade structural elements, and we have begun negotiations to meet a full blade-manufacturing requirement.  This sector continues to expand rapidly, evidenced by recent announcements of multi-billion dollar investments by large companies into wind energy over the next decade.  We believe that the use of carbon fiber in the manufacture of blades alone will improve operating economics of a wind turbine significantly, further accelerating the growth trends for wind energy.

Part 4:  We see an opportunity to produce structural components for transportation infrastructure, including new construction and repair of existing infrastructure using carbon fiber.  We intend to position ourselves as a manufacturer of these components as this market continues to develop.

Taken together, we believe that our four-part strategy will help to establish our company as the early-stage leader in the use of advanced composites across the alternative energy and environmental compliance and protection industries, providing a promising platform for sustainable and managed growth.

Our business plan will require two early tranches of funding.  The initial tranche of up to $10 million will provide the capital necessary to purchase additional mobile winders that will accelerate our penetration of the FGD market as well as the repair market for blades on wind turbines.  The first tranche will also provide important working capital for the expansion of our carbon fiber and resin distribution division as well as our wind blade component manufacturing efforts.  This initial tranche will be raised through a private placement of convertible debentures and common stock purchase warrants.  To date, we have sold debentures in the principal amount of more than $4,500,000.  We have used a portion of these funds to make down payments for the purchase of manufacturing equipment and for start-up costs associated with the formation of our Field Services Division.

The second tranche of approximately $15 million will provide the initial capital required for rapid expansion into the wind energy market, including development of a new 330,000 square foot blade manufacturing facility.  That capital will come largely from exercise of the common stock purchase warrants sold with the debentures from the first tranche of financing.  There can be no guarantee that the common stock purchase warrants will be exercised.  If such warrants are not exercised, we may be forced to pursue other sources of debt or equity financing to continue to develop our business plan.  We have not yet identified any additional sources of debt or equity financing and such additional financing may not be available to us upon favorable terms or at all.

The remainder of our current business plan will be financed through retained earnings, although we envision the possibility of acquisition in order to expand our capacity more quickly and secure strategic market presence.  In such an event, we may need to raise additional funds through the sale of debt or equity instruments.

Discussion and Analysis of AFT’s Operations and Financial Condition

The following discussion should be read in conjunction with the AFT financial statements and the related notes included herein.  This discussion contains forward-looking statements that involve risks and uncertainties.  Actual results could differ significantly from those projected in the forward-looking statements as a result of many factors, including those discussed in “Risks of our Business” and elsewhere in this report.

Overview:  We acquired AFT as our wholly-owned subsidiary as of October 14, 2008.  The acquisition is treated as a recapitalization of our company with AFT’s historical financial information.  AFT began operations in 1995 as M&W.  All operating assets and liabilities were transferred to AFT, a newly formed S-Corporation on January 1, 2005.  In 2007, M&W sold its former manufacturing facility and built a larger facility in Wisconsin Rapids, Wisconsin.  In connection with the sale of the former facility, AFT moved its operations to the new, larger facility.  M&W, wholly-owned by our majority shareholder, continues to own the manufacturing facility and land used by AFT.  We have an irrevocable option to purchase the manufacturing facility and land from M&W for $4,500,000.  M&W is considered a variable interest entity whose financial statements are consolidated with AFT for financial reporting purposes.  All significant intercompany transactions and accounts were eliminated in consolidation.

FPF formerly operated out of the same manufacturing facility as AFT, but has relocated to a separate facility.  FPF was formerly considered a variable interest entity due to AFT guaranteeing its debts.  We believe FPF will not be considered a variable interest entity at the year ended December 2008 because AFT no longer guarantees any of FPF’s liabilities, it has moved to a new facility, and it will have sufficient capital to operate on its own.

The discussion of the results of our operations and financial condition included herein includes the operations and assets of M&W and FPF.  We did not acquire M&W or FPF as part of the Share Exchange transaction.  We anticipate purchasing the land and buildings constituting our current manufacturing facility from M&W prior to the June 2009 expiration of our option.  The revenues and expenses attributable to M&W and FPF should not be considered part of AFT.  The discussion below separates the revenues and expenses attributable to M&W and FPF in order to provide an indication of what can be expected to continue after the Share Exchange transaction and after the exercise of our option to purchase the plant from M&W.

Results of Operations:

For the Six Months Ended June 30, 2008 and 2007.  For the six months ended June 30, 2008 and 2007, AFT generated $3,569,325 and $2,204,168 of consolidated revenue, respectively.  Revenue attributable to M&W and FPF represented $306,976 and $56,329 of total consolidated revenue for the six months ended June 30, 2008 and 2007, respectively.  The increased consolidated revenue of $1,365,157 for the six months ended June 30, 2008 represents 61.9% growth in revenue over the six months ended June 30, 2007.  For the six months ended June 30, 2008, $250,647 of the revenue increase, or 18.3% of total growth, is attributable to M&W and FPF.  Our revenue growth continued to be the result of volume increases in product sales in the bio-fuel sector and several other large projects across other markets that AFT has supplied.  For the six months ended June 30, 2008, AFT recorded

$121,406 of incremental revenue from bio-fuel related tanks compared to the six months ended June 30, 2007.  Additionally, for the six months ended June 30, 2008, AFT supplied several large projects and began the start-up of our field services division resulting in additional revenue growth of $814,484 compared to the six months ended June 30, 2007.  The remainder of the increase over the comparable period was due to price increases, mostly inflationary.  AFT’s largest customer accounted for 46.7% of its total sales for the six months ended June 30, 2008 compared to 63.6% for the six months ended June 30, 2007.

The cost of goods sold in the six months ended June 30, 2008 increased in connection with the revenue growth.  Cost of goods sold was $3,029,524 and $1,963,204 during the six months ended June 30, 2008 and 2007, respectively.  Cost of goods sold attributable to M&W and FPF represented $264,885 and $74,629 for the six months ended June 30, 2008 and 2007, respectively.  The increased cost of goods sold of $1,066,320 for the six months ended June 30, 2008 represents a 54.3% increase over the six months ended June 30, 2007 and is a result of increased revenue and manufacturing overhead associated with the new plant.  $190,256 of that increase, or 17.8%, is attributable to M&W and FPF.  The major components of cost of goods sold are raw materials used in manufacturing, manufacturing labor, and manufacturing overhead.  The primary raw materials used in the manufacturing processes are isophathalic, polyester, and vinyl-ester resins and fiberglass.  Manufacturing labor includes wages, employment taxes, employee benefits, and union expenses.  The major components of manufacturing overhead are rent and utilities for the manufacturing facility, travel and lodging expense associated with field service activities, manufacturing supplies, and depreciation of manufacturing equipment.  For the six months ended June 30, 2008, manufacturing overhead increased to 19% of consolidated sales from 12% of consolidated sales for the six months ended June 30, 2007.  The increases in manufacturing overhead are primarily due to increased costs associated with the new manufacturing facility which includes depreciation expense.

Gross profit for the six months ended June 30, 2008 and 2007 was $539,801 and $240,964, or 15.1% and 10.9% of revenue, respectively.  Gross profit (loss) attributable to M&W and FPF for the six months ended June 30, 2008 and 2007 was $42,091 and $(18,300), respectively.  When taken separately, AFT’s gross profit was approximately 15.3% and 12.1% of its revenue in the six months ended June 30, 2008 and 2007, respectively.  AFT has realized improvement in gross profit in 2008 from a higher output to labor ratio in manufacturing and efficiencies from its new manufacturing equipment.  These improvements have been partially offset by increases in manufacturing overhead associated with the new plant and start-up costs of the field service division.

Consolidated selling, general and administrative expenses were $1,024,966 and $491,660 for the six months ended June 30, 2008 and 2007, or 28.7% and 22.3% of revenue, respectively.  Consolidated selling, general and administrative expenses are net of eliminations of rental activity for M&W of $219,000 and $25,500 in the six-month periods ended June 30, 2008 and 2007, respectively.  Selling, general and administrative expenses of FPF and M&W were $62,061 and $11,266 in the six months ended June 30, 2008 and 2007, or 6.1% and 2.3% of total consolidated selling, general and administrative expenses, respectively.  The increase in expenses is primarily due to increased administrative headcount to support the growing operations which resulted in added expenses of $429,313 and increased overhead associated with the larger facilities which resulted in added expenses of $41,208 for the six months ended June 30, 2008.

AFT recognized a one-time gain on the sale of the land and building of $100,220 in the six months ended June 30, 2007.  This gain was due to M&W’s sale of the former manufacturing facility and is not attributable to AFT.

(Loss) from operations was $(485,165) and $(150,476) for the six months ended June 30, 2008 and 2007, respectively.  Income from operations attributable to M&W and FPF was $199,030 and $96,154 for the six months ended June 30, 2008 and 2007, respectively.  After removing the M&W and FPF income, the (loss) from operations was $(684,196) in the six months ended June 30, 2008 compared to (loss) from operations of $(246,630) in the six months ended June 30, 2007.  The $437,566 increase in loss from operations in 2008 is primarily due to the increase in manufacturing overhead and selling, general and administrative expenses incurred in 2008.

Interest expense was $171,806 and $33,687 for the six months ended June 30, 2008 and 2007, respectively.  Interest expense relating to M&W and FPF for the six months ended June 30, 2008 and 2007 was $104,724 and $11,698, respectively.  Interest expense increased $138,119, or 410%, in the six months ended June 30, 2008 compared to the six months ended June 30, 2007.  The overall increase is due to increased short- and long-term debt borrowings in 2008 relating to the new manufacturing facility and equipment and working capital lines of credit to fund increased operations.  AFT was either a co-borrower or a guarantor on all of the consolidated company’s debt.

Consolidated (loss) before non-controlling interest in variable interest entities was $(656,971) and $(181,383) for the six months ended June 30, 2008 and 2007, respectively.  The income attributable to M&W and FPF was $94,306 and $84,456 for the six months ended June 30, 2008 and 2007, respectively, and has been subtracted out to arrive at the net (loss) attributable to AFT totaling $(751,277) and $(265,839) for the six months ended June 30, 2008 and 2007, respectively.  The increased loss in 2008 is largely due to the 108.5% increase in selling, general and administrative expenses in 2008 as discussed above.

Effective January 1, 2008, AFT elected to revoke its S-Corporation status thereby becoming a C-Corporation for income tax purposes.  As a result, a net income tax benefit of $185,000 was recorded for the six months ended June 30, 2008.  At June 30, 2008, this net tax benefit consisted of a one-time expense of $110,000 to record the net deferred tax liabilities at January 1, 2008 due to the change in tax status offset by a net deferred tax benefit totaling $295,000 for the six months ended June 30, 2008.  For the six months ended June 30, 2007, a provision for income tax was not recorded since the company filed income taxes as an S-Corporation.  Net (loss) after taxes for the six months ended June 30, 2008 and 2007 was $(566,277) and $(265,839), respectively.

For the Years Ended December 31, 2007 and 2006.  For the years ended December 31, 2007 and 2006, AFT generated $6,541,256 and $4,663,305 of consolidated revenue, respectively.  Revenue attributable to M&W and FPF represented $168,836 and $12,798 of total consolidated revenue in 2007 and 2006, respectively.  The increased revenue of $1,877,951 in 2007 represents 40.3% growth in revenue over 2006.  $156,038 of that increase, or 8.3% of total growth, is attributable to M&W and FPF.  AFT’s revenue growth was primarily attributable to volume increases in product sales to the bio-fuel sector and several other large projects across various markets that it has supplied.  For the year ended December 31, 2007, AFT recorded $913,100 of incremental revenue from bio-fuel related tanks compared to the year ended December 31, 2006.  Additionally for the year ended December 31, 2007, AFT supplied several other large projects resulting in additional revenue growth of $613,194 compared to the year ended December 31, 2006.  The remainder of the increase over the comparable period was due to small price increases, mostly inflationary.  AFT’s largest customer accounted for 47.3% of total AFT sales for the year ended December 31, 2007 compared to 32.3% for the year ended December 31, 2006.

The cost of goods sold in 2007 increased in connection with the revenue growth.  Cost of goods sold was $5,215,245 and $3,711,715 during the years ended December 31, 2007 and 2006, respectively.  Costs of goods sold attributable to M&W and FPF represented $171,361 and $12,151 in 2007 and 2006, respectively.  The increased cost of goods sold of $1,503,530 represents a 40.5% increase over 2006, or approximately the same amount of growth as revenue.  $159,210 of that increase, or 10.6%, is attributable to M&W and FPF.  The major components of cost of goods sold are raw materials used in manufacturing, manufacturing labor, and manufacturing overhead.  The primary raw materials used in manufacturing processes are isophathalic, polyester, and vinyl-ester resins and fiberglass.  Manufacturing labor includes wages, employment taxes, employee benefits, and union expenses.  The major components of manufacturing overhead are rent and utilities for the manufacturing facility, travel and lodging expense associated with field service activities, manufacturing supplies, and depreciation of manufacturing equipment.  For the year ended December 31, 2007, manufacturing overhead increased to 11% of sales from 10% of sales for the year ended December 31, 2006.  The primary increases in manufacturing overhead are increased costs associated with the new manufacturing facility which AFT began occupying in August 2007.

Gross profit for the years ended December 31, 2007 and 2006 was $1,326,011 and $951,590, or 20.3% and 20.4% of revenue, respectively.  Gross profit (loss) attributable to M&W and FPF in 2007 and 2006 was $(2,525) and $647, respectively.  When taken separately, AFT’s gross profit was approximately 20.8% and 20.4% of its revenue in 2007 and 2006, respectively.  Gross profit in 2008 should continue to increase due to being in the new facility for the entire year and from new equipment efficiencies.

Consolidated selling, general and administrative expenses were $1,085,521 and $587,483 for the years ended December 31, 2007 and 2006, and represents 16.6% and 12.6% of revenue, respectively.  Consolidated selling, general and administrative expenses are net of eliminations of rental activity for M&W of $188,500 and $48,000 in 2007 and 2006, respectively.  Selling, general and administrative expenses of FPF and M&W were $49,119 and $25,769 in 2007 and 2006, or 4.5% and 4.4% of total consolidated selling, general and administrative expenses, respectively.  The increase in expenses is primarily due to (i) one-time costs associated with moving to a new manufacturing facility which increased expenses by approximately $25,000 in 2007; (ii) fees and other charges associated with obtaining financing and regulatory approval for the new manufacturing facility which increased expenses by $1,351 in 2007; (iii) increased administrative headcount to support the growing operations which increased expenses by $455,888 in 2007; (iv) increased overhead associated with larger facilities which increased expenses by $19,904 in 2007; and (v) legal and accounting fees associated with the preparation and audit of financial statements which increased expenses by $49,818 in 2007.

AFT recognized a one-time gain on the sale of the land and building of $100,220 in 2007.  This gain is due to M&W’s sale of the former manufacturing facility and is not attributable to AFT.

Income from operations was $340,710 and $364,107 for the years ended December 31, 2007 and 2006, and represents 5.2% and 7.8% of revenue, respectively.  Income from operations attributable to M&W and FPF was $237,076 and $22,878 in 2007 and 2006, respectively.  After removing the M&W and FPF income, income from operations in 2007 decreased to $103,634, or 1.6% of revenue.  The $237,595 decrease in 2007 is primarily due to the increase in selling, general and administrative expenses observed in 2007.

Interest expense was $132,274 and $53,153 for the years ended December 31, 2007 and 2006, respectively, an increase of $79,121 or 148.9%.  Interest expense relating to M&W and FPF for the years ended December 31, 2007 and 2006 was $68,881 and $13,590, respectively.  The overall increase is due to increased short- and long-term debt borrowings in 2007 relating to the new manufacturing facility and equipment and working capital lines of credit to fund AFT’s increased operations.  Additionally, interest expense increased from the amortization of deferred financing charges totaling $1,351 in 2007.  In 2007, interest expense was partially offset by $2,783 in finance charges to customers.  AFT was either a co-borrower or a guarantor on all of the consolidated company’s debt.

Consolidated income before non-controlling interest in variable interest entities was $211,219 and $310,954 for the years ended December 31, 2007 and 2006, respectively.  The income attributable to M&W and FPF was $168,195 and $9,288 for 2007 and 2006, respectively, and has been subtracted out to arrive at the net income of $43,024 and $301,666 for the years ended December 31, 2007 and 2006, respectively, a decrease of $258,642 or 85.7%.  This decrease is largely due to the 84.8% increase in selling, general and administrative expenses in 2007 as discussed above.

Liquidity and Capital Resources:

AFT’s primary source of liquidity is cash generated from operations and from short-term financing arrangements.  We believe that we will have available resources to meet our liquidity requirements, including debt service, for the remainder of 2008.  If cash flow from operations is insufficient to fund our debt service and other obligations, we may be required to increase our borrowings, reduce or delay capital expenditures, and seek additional capital or refinance our indebtedness.  There can be no assurance, however, that we will continue to generate cash flows at or above current levels or that we will be able to maintain our ability to borrow under revolving credit facilities.

AFT has financed operating cash needs as well as final fixed asset purchases for its new manufacturing facility primarily through the use of short-term borrowings which has contributed to current liabilities exceeding current assets at the end of 2007.

We anticipate increases in our cash needs associated with our new manufacturing facility.  We estimate increases in rental expense for 2008 of $242,000.  Increased cash needs associated with debt service payments related to manufacturing equipment are estimated to $261,000.  Initial costs associated with becoming a public company are expected to be approximately $200,000.  Additional cash needs for employment agreements and income taxes may also be incurred as agreements are established and the company generates profits.

For the Six Months ended June 30, 2008 and 2007.  Operating activities used $515,634 and $87,133 of cash for the six-month periods ended June 30, 2008 and 2007, respectively.  The decrease was largely due to the larger loss in the six months ended June 30, 2008 of $(566,277) compared to a loss for the six months ended June 30, 2007 of $(265,839).  Working capital items also contributed to the net decrease in cash provided from operating activities.  Cash was provided from a decrease in accounts receivable totaling $65,803 for the six months ended June 30, 2008 compared to $120,692 for the six months ended June 30, 2007.  Cash provided from an increase in accounts payable was $82,510 for the six months ended June 30, 2008 compared to $338,529 for the six months ended June 30, 2007.  Offsetting these net increases in cash were smaller uses of cash to increase inventory levels and other current assets.  We also had positive operating cash flow from increases in accrued expenses and a positive impact from non-cash items such as increased depreciation associated with new equipment.

Investing activities used $433,868 of cash and provided $315,837 of cash during the six-month periods ended June 30, 2008 and 2007, respectively.  Investment in manufacturing equipment was the primary use of cash during the six months ended June 30, 2008.  The sale of the former manufacturing facility was the primary cause of cash provided in the six months ended June 30, 2007.

Financing activities provided $953,303 of cash and used $233,635 of cash for the six-month periods ended June 30, 2008 and 2007, respectively.  Financing activities for the period ended June 30, 2008 included payments on long-term debt of $142,518 and net payments to stockholders through M&W and FPF totaling $35,000.  These distributions to the stockholders were primarily for income taxes due personally relating to the pass through income from M&W and FPF.  Net short-term bank borrowings and lines of credit were $1,130,821 for the six months ended June 30, 2008.  In comparison, financing activities for the six months ended June 30, 2007 included payments on long-term debt of $248,962 and net payments to stockholders, through AFT and the variable interest entities M&W and FPF, of $218,931.  These uses of cash were partially offset by net short-term borrowings of $234,258.

For the Years Ended December 31, 2007 and 2006.  Operating activities provided $113,673 of cash for the year ended December 31, 2007, while $95,513 of cash was used for the year ended December 31, 2006.  The increase in cash provided from operating activities for 2007, compared to 2006, was due primarily to the significant increases in accounts payable associated with higher purchase volumes supporting increased production activities, longer credit terms from vendors, and receiving some large customer deposits prior to year end.  Increases in non-cash items such as accrued payroll activity associated with increased headcount and increased depreciation driven by the expanded manufacturing facility and equipment were also recorded in 2007, compared to 2006.  The variable interest entities, FPF and M&W, also recorded improved results in 2007, compared to 2006, resulting in additional increases in cash provided from operations.  Revenue increases in 2007 also contributed positively to cash provided from operations through accounts receivable but at a slower rate than 2006 due to several large contracts being supplied in December 2006.  Also, AFT and FPF increased inventory levels to meet growing demand during 2007, compared to 2006, significantly decreasing the total cash provided by operations during 2007.

Investing activities provided $181,722 of cash and used $156,200 of cash over the same periods.  The cash provided by investing activities in 2007 was due to the sale of the prior manufacturing facility by M&W netting $372,670 in proceeds, which was offset by a $190,948 investment in new capital equipment.

Financing activities used $278,855 of cash and provided $238,088 of cash for the years ended December 31, 2007 and 2006, respectively.  Financing activities for 2007 included payments on long-term debt of $399,260 and net payments to stockholders of $234,198 (consisting of AFT payments totaling $90,699 and M&W and FPF payments totaling $143,499).  These distributions to the stockholders were primarily for income taxes due personally relating to the pass through income from AFT, M&W and FPF.  These uses of cash were partially offset by net short-term bank borrowing of $364,613.  In comparison, financing activities for 2006 included payments on long-term debt of $45,479 and net payments to stockholders, through AFT and the variable interest entities M&W and FPF, of $108,863.  These uses of cash were offset by net short-term bank borrowing of $392,430.

In 2007, M&W constructed the new manufacturing facility at Commerce Drive which AFT leases.  Financing for the facility was completed with a $3,000,000 Industrial Revenue Bond issued by the City of Wisconsin Rapids.  This is a 5.50% bond expiring July 2027.  Monthly principal and interest payments are $20,766.  Plant and process equipment for the new facility was financed with two additional $500,000 Industrial Revenue Bonds expiring July 2014.  These bonds carry interest at 5.75%.  Monthly principal and interest payments for each of these bonds is $7,266.  In addition to the $1,000,000 in revenue bonds for equipment, AFT received a $500,000 Note from the City of Wisconsin Rapids for additional equipment purchases.  This note expires April, 2012 and carries interest at 2%.

The Industrial Revenue Bond Agreement states that the Industrial Revenue Bonds are secured by all of the assets of AFT, M&W and FPF and that insurance be maintained on the collateral.  The Bond Agreement requires compliance with standard covenants, including financial covenants relating to ratios of tangible net worth, debt service coverage, and total indebtedness to tangible net worth.  In addition, a $4,000,000 key man life insurance policy must be maintained upon the life of Jamie Mancl, our current President.  The Industrial Revenue Bonds become immediately due and payable upon breach of any covenants or representations made by the Bond Agreement and upon other customary events of default.

At December 31, 2007, AFT was not in compliance with various restrictive financial covenants associated with the industrial revenue bonds used to finance the expansion.  The tangible net worth covenant requires AFT to maintain at least $600,000 in net worth.  AFT’s tangible net worth was $477,871 and $331,733 at December 31, 2007 and June 30, 2008, respectively.  The debt service coverage ratio covenant requires AFT to maintain at least 1.25 coverage.  AFT’s debt service coverage ratio was .76 and .10 at December 31, 2007 and June 30, 2008, respectively.  The indebtedness to tangible net worth covenant requires AFT to maintain a ratio of less than 3.5 to 1.0.  AFT’s indebtedness to tangible net worth ratio was 11.90 and 12.24 at December 31, 2007 and June 30, 2008, respectively.  AFT received a waiver letter dated March 28, 2008 on these covenant defaults from our lenders.  The terms of the waiver suspend the covenant requirements through December 31, 2008.  AFT received another waiver letter dated August 26, 2008, which waives these same three covenants through September 30, 2009.  The next calculation date for these covenants will be December 31, 2009, unless the covenants are modifed prior to that date.  AFT and the bank realize that these covenants may need to be renegotiated to meet AFT's future needs and both parties plan to assess this during the 4th quarter of 2008.

In the upcoming year, we plan to finance operations, including equipment purchases and other capital expenditures, with working capital and external financing.  We believe that we will need additional funds in the near term to finance operations and meet revenue, profitability, growth, diversification and other strategic goals for the foreseeable future.  In addition, we continue to evaluate and assess potential strategic acquisition targets.  Cash requirements from any future acquisitions may be substantial; however, we cannot estimate the cash or other consideration that may be required to finance such transactions.  We planned to be able to procure financing upon reasonable terms in order to finance operations and acquisition activity.  However, if we are unable to do so due to unfavorable credit market conditions, or if we do not meet anticipated future revenue goals, we are committed to taking actions necessary to ensure the conservation of adequate cash to continue to finance our operations.

Since December 31, 2007, AFT increased its borrowing under the $500,000 bond with the City of Wisconsin Rapids by $67,673 to fully use the available loan amount.  The borrowing financed additional manufacturing equipment.  On January 3, 2008, AFT secured a short-term bank note for $200,000 at 7.75% interest per annum.  On March 20, 2008, AFT secured another short-term bank note for $200,000.  Both notes were for working capital purposes, are due three months from the date of issuance or upon demand thereafter, carry interest at 7.75% per annum, and are secured by the business assets and receivables and certain customer purchase orders.  On May 1, 2008, AFT entered into a capital lease agreement with Yale Materials Handling for a forklift.  The term of the lease is 60 months with monthly lease payments of $516.

AFT has entered into various operating leases to support operations in 2008.  AFT leases several vehicles to support the Field Services Division as well as office space in Hastings, Michigan.  Total monthly lease payments for these vehicles and office space are $3,273.  AFT leases our manufacturing facility at Commerce Drive, Wisconsin Rapids, Wisconsin from M&W who is considered a variable interest entity.  This lease was established on August 1, 2007 for a 20 year term.  From August 1, 2007 to December 31, 2007, AFT paid $30,000 per month.  Starting on January 1, 2008, the lease calls for monthly payments of $35,000 with an annual adjustment to reflect the changes in the cost of living.  AFT plans to exercise its option to purchase the manufacturing facility from M&W by assuming the related debt and paying the remainder of the purchase price in $500,000 cash and a promissory note.  AFT has obtained a third-party valuation of the property valuing the property at $4,500,000.

To address current cash needs and provide a remedy for the bank covenant violations, we are in the process of raising up to $10 million through a private offering of convertible debentures.

As stated above, if cash flow from operations is insufficient to fund the debt service and other obligations, we may be required to further increase borrowings, reduce or delay capital expenditures, and seek additional capital or refinance the indebtedness.  In May 2008, we received a $300,000 short-term bridge note from a consultant and shareholder to assist with operating cash flow.  If the above actions do not come to fruition in the expected time frame, we may have to take more drastic steps and cut back on operations and curtail expenses.

Summary of AFT’s Significant Accounting Policies:

The discussion and analysis of financial condition and results of operations are based on AFT’s financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S.  While AFT’s significant accounting policies are described in more detail in the financial statements, we believe the following accounting policies to be critical to the judgments and estimates used in preparation of the financial statements:

Use of Estimates:  The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and related disclosure of contingent assets and liabilities.  Management reviews its estimates on an on-going basis and bases estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about these estimates under different assumptions or conditions.

Principles of Consolidation and Basis of Presentation:  Financial results are consolidated in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, Consolidation of Variable Interest Entities (“FIN 46R”), which requires a company to consolidate entities determined to be variable interest entities (“VIEs”), for which AFT is the VIE’s primary beneficiary.  For the periods covered by the financial statements, AFT has determined that M&W and FPF are VIEs and that we are the primary beneficiary of such VIEs, as defined by FIN 46R.  M&W owns the manufacturing facility which AFT leases and FPF was a wholesale distributor of fiberglass pipe fittings to AFT and other third-party companies.  Our majority stockholder is the 100% owner of M&W and FPF, which results in our management holding a significant influence over their continuing operations.  Although AFT holds no legal ownership in the VIEs, the VIEs could not support and finance their operations on their own as suggested by AFT’s guarantee of all of the debt of the VIEs, and due to the fact that AFT would likely absorb any expected future losses.  As such, AFT concluded that it is required to consolidate the results of operations of the VIEs.  As of June 30, 2008 and December 31, 2007, AFT had not funded any losses of the VIEs.

The financial statements and footnotes have been presented on a consolidated basis to include its variable interests in M&W and FPF.  All significant intercompany accounts and transactions have been eliminated in consolidation.

Trade Accounts Receivable:  Trade accounts receivable are recorded at the invoiced amount.  The allowance for doubtful accounts is AFT’s best estimate of the amount of probable credit losses in existing accounts receivable.  The allowance is determined based on historical write-off experience and is reviewed monthly.  Individual accounts with past due balances over 90 days are specifically reviewed for collectability.  All other balances are reviewed on a pooled basis.  Account balances are charged against accounts receivable, as bad debt, after all means of collection have been exhausted and the potential for recovery is considered remote.  Finance charges are accrued monthly, but not recognized on past due trade receivables until management determines that such charges will be collected.  Standard terms of sale are Net 30 days, however, due to competitive market conditions, customers in certain market segments such as pulp & paper are requiring lengthened credit sale terms such as 45 or 60 days.  Moving forward, AFT anticipates that the mix of customers in the markets it currently serves will remain similar to historic levels and thus the collection period for receivables for these customers will also remain at similar levels.  As AFT pursues larger contracts in new markets, it intends to seek pre-payments and progress payments attempting to shorten overall collection periods for receivables.

Inventories:  Inventories are stated at the lower of cost or market, with cost determined on the first-in, first-out (FIFO) basis.  Allowances are recorded for estimated excess and obsolete inventories based primarily on forecasts of product demand and estimated production requirements.

Property and Equipment:  Property and equipment are stated at cost.  Depreciation is provided on the straight-line method over the estimated useful lives of the respective assets.  Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized.  As items are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in operating income.

The estimated useful lives for computing depreciation are as follows:

Years
Building	40
Building and land improvements	15
Computer equipment	3 to 5
Manufacturing equipment	5 to 10
Furniture and office equipment	5 to 10
Vehicles and trailers	5

Intangible Assets:  Intangible assets are stated at cost.  They comprise a non-compete agreement and customer list acquired through an asset purchase acquisition in 2005.  Also, included is deferred financing costs incurred with the bond financing for the construction of the new manufacturing facility in 2007.  The non-compete agreement is being amortized on the straight-line method over its 3-year life.  The customer list is being amortized 33% per year based on a discounted cash flow analysis.  Financing costs are amortized over the life of the related bonds ranging from 7 to 20 years, with the amortization being recorded to interest expense.

Impairment of Long-Lived Assets:  The recoverability of intangible assets and other long-lived assets is assessed periodically or whenever adverse events or changes in circumstances or business climate indicate that the previously anticipated expected cash flows warrant a reassessment.  When such reassessments indicate the potential of impairment, all business factors are considered and, if the carrying value of such intangible assets and other long-lived assets are not likely to be recovered from future undiscounted operating cash flows, they will be written down for financial reporting purposes to their fair values.

Revenue Recognition:  AFT’s manufacturing processes include open molding, resin transfer molding, filament winding, vacuum infusion, and hand lay-up of fiberglass reinforced composites materials.  The average length of time for completion of contracts is approximately two weeks with a range of 1 day to several months.

AFT derives revenue primarily from the sale of manufactured products (tanks, piping, & ductwork), installation of those tanks on occasion and service/repair.  In accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104”), revenue is recognized when persuasive evidence of an arrangement exists, the price is fixed and determinable, transfer of title has occurred, services have been rendered or delivery has occurred per contract terms and collection of the related receivable is reasonably assured.  At times, customer deposits and other receipts are received and are deferred and recognized when earned.  Shipping and handling costs are classified as a cost of goods sold component.

Most of the products are sold without installation services included.  Revenue for product only sales is generally recognized at the time of shipment and if all other contractual obligations have been satisfied.  When a combination of products and installation services is provided, the arrangement is evaluated under Emerging Issues Task Force Issue (“EITF”) No. 00-21 “Revenue Arrangements with Multiple Deliverables.”  Most installation work is generally done in a short period of time (less than 30 days) and the corresponding revenue is recorded upon the completion of the installation and all contractual obligations have been met.

For any service/repair, most work is performed on a time and material basis and revenue is recognized upon performance.

AFT generally provides a standard one year warranty for product and service sales.  Accruals necessary for product warranties are estimated based upon historical warranty costs which in the past have been immaterial to the financial statements as a whole.  As of June 30, 2008, no accrual for warranty expense has been recorded due to immateriality.

Income Taxes:  AFT elected under the Internal Revenue Code to be an S-Corporation.  In lieu of corporation income taxes, the stockholders of an S-Corporation are taxed on their proportionate share of taxable income.  No provision or liability for federal or state income taxes is provided in the audited financial statements.

Effective January 1, 2008, AFT terminated its S-Corporation election.  It is now taxed as a C-Corporation and will be subject to income and deferred taxes on future taxable income or losses.

As previously noted, AFT consolidates financial results under the provisions of FIN 46R.  For income tax purposes, however, AFT is not considered a consolidated entity.  As a result, income generated by M&W and FPF, as well as any losses recognized, are excluded from AFT’s net income that is ultimately reported in corporate tax returns.

Effect of recently issued accounting standards:

In December 2007, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 141R, Business Combinations (“SFAS 141R”), which establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree.  SFAS 141R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  SFAS 141R is effective for fiscal years beginning after December 15, 2008.  Early adoption is not permitted.  We are currently evaluating the effect of the adoption of SFAS 141R, but do not presently anticipate it will have a material impact on our consolidated financial position or results of operations.

In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“SFAS 160”), which establishes accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary.  It clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements.  SFAS 160 is effective for fiscal years beginning after December 15, 2008.  We have evaluated the effect of the adoption of SFAS 160, but do not presently anticipate it will have a material effect on our consolidated financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115 (“SFAS 159”).  This standard permits an entity to choose to measure many financial instruments and certain other items at fair value.  This standard is effective for financial statements issued for fiscal years beginning after November 15, 2007.  AFT adopted the provisions of SFAS 159 on January 1, 2008.  It did not elect to measure any financial assets or liabilities using the fair value option of SFAS 159.  We will assess, at each measurement date, whether to use the fair value option on any future financial assets or liabilities as permitted pursuant to the provisions of SFAS 159.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”).  This standard clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing an asset or liability.  Additionally, it establishes a fair value hierarchy that prioritizes the information used to develop those assumptions.  In February 2008, the FASB issued FASB Staff Position No. 157-2 (“FSP 157-2”), which delayed the effective date by which companies must adopt the provisions of SFAS 157.  FSP 157-2 defers the effective date of SFAS 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years.  The adoption of SFAS 157 is not anticipated to have a material impact on our financial position, results of operations, or cash flows.

Risks of our Business

The actual results of the combined company may differ materially from those anticipated in these forward-looking statements.  We operate in a market environment that is difficult to predict and that involves significant risks and uncertainties, many of which will be beyond our control.  Additional risks and uncertainties not presently known to us, or that are not currently believed to be important to you, if they materialize, also may adversely affect the combined company.

While we are beyond the development stage, we are a company with limited operating history that makes it difficult to predict, reliably, future growth and operating results.  We have not demonstrated that we can: (i) expand our manufacturing capacity in a manner that will enable us to remain profitable; (ii) ensure the steady supply of raw materials that will enable us to carry out our commercial activities; (iii) establish many of the business functions necessary to expand existing operations and enter new markets as defined by our four-part growth strategy, including sales, marketing, administrative and financial functions, and establish compliant financial controls; or (iv) respond effectively to competitive pressures.

We have had limited profitability since inception.  Since 1995, we have generated limited profits.  Our future operating profits are uncertain, and we may never sustain profitable operations.

Our current capital needs are significant.  Cash generated by operations is currently insufficient to meet our operating needs and debt service obligations.  We have significant contractual obligations to make payments on our debts and leases.  For several years, we have relied on external sources of financing to meet our ongoing obligations.  There can be no assurance that continued financing will be available to meet our significant obligations.  If we are unable to meet our current contractual obligations, it may be forced to seek protection in bankruptcy or receivership proceedings, and may be forced to liquidate assets to pay our obligations.

We plan to invest in additional plant and equipment and expand into new markets and need significant additional capital to do so.  We have pursued and plan to continue our pursuit of financing to expand our operations.  We cannot provide any assurance that we will successfully raise additional capital and we may not be able to meet our contractual obligations, expand our operations, or pursue our articulated business plan.

Our future capital needs are likely to be significant.  We will need to raise significant amounts of additional funds in the future.  These funds may not be available on acceptable terms.  For the past few years, we have relied on external sources of financing to meet our capital needs.  There is not sufficient cash to meet our capital requirements to expand production capabilities and meet the goals defined in our growth strategy within existing markets and across new markets.  We will seek additional funds from public and/or private offerings of debt and/or equity securities, borrowings under credit lines or other sources.

Our future capital requirements will depend on many factors, including:
•	revenues generated by sales of manufactured products;
•	costs required to develop new manufacturing processes for new sectors;
•	expenses incurred in manufacturing and selling products;
•	costs associated with anticipated plant expansions;
•	other costs associated with capital expenditures; and
•	the number and timing of any acquisitions or other strategic transactions.

As a result of these factors, it is likely that we will need to raise additional funds, and these funds may not be available on favorable terms, or at all.  Furthermore, if we issue equity or debt securities to raise additional funds, our existing stockholders may experience dilution, and new equity or debt securities may have rights, preferences and privileges senior to those of existing stockholders.  If we cannot raise funds on acceptable terms, we may not be able to develop or enhance our products, expand our product offerings, execute our business plan, take advantage of future opportunities, or respond to competitive pressures or unanticipated customer requirements.

Our principal shareholders have the ability to exercise control over our affairs and management.  As a result of the Share Exchange, our principal shareholder owns approximately 60% of our common stock and has significant influence over matters requiring approval by our shareholders.  Among other things, our majority shareholder has the ability to elect all of the members of our board of directors and exercise control over our affairs and management.

Our success will depend on our ability to attract and retain key personnel and technical staff.  We believe future success will depend on our ability to manage our growth successfully, including attracting and retaining skilled personnel for our manufacturing operations.  Hiring qualified management and technical personnel may be difficult due to the limited population base surrounding Wisconsin Rapids, Wisconsin.  If we fail to attract and retain personnel, particularly management and technical personnel, we may not be able to continue our planned operations and expansions.

Our business depends upon good relations with employees.  We may experience difficulties in maintaining appropriate relations with unions and employees.  About 41% of our employees are represented by labor unions.  The risk of labor disputes, work stoppages or other disruptions in production could adversely affect us.  If we cannot successfully negotiate or renegotiate our collective bargaining agreements or if the negotiations take an excessive amount of time, we may be faced with a prolonged work stoppage.  Any work stoppage could have a material adverse effect in the productivity and profitability of our manufacturing facility or in our operations as a whole.  We have not experienced any work stoppages due to employee relations in our history.

If we do not effectively manage our growth, our business resources may become strained and our results of operations may be adversely affected.  We expect to increase our total employee headcount as we continue to expand our business.  This growth will be proportional to our expansion of our manufacturing capabilities.  This may provide challenges to our organization and may strain management and operations.  We may misjudge the amount of time or resources that will be required to effectively manage any anticipated or unanticipated growth in the business or we may not be able to attract, hire and retain sufficient personnel to meet our needs.  If we cannot scale our business growth appropriately, maintain control over expenses or otherwise adapt to anticipated and unanticipated growth, our business resources may become strained, we may not be able to deliver proposed products in a timely manner and our results of operations may be adversely affected.

We are subject to potential product liability and other claims and it may not have the insurance or other resources to cover the costs of any successful claim.  Defects in our products could subject it to potential product liability claims that our products caused some harm to the human body.  Our product liability insurance may not be adequate to cover future claims.  Product liability insurance is expensive and, in the future, may not be available on terms that are acceptable, if it is available at all.  Plaintiffs may also advance other legal theories supporting their claims that our products or actions resulted in some harm.  A successful claim brought against us in excess of any insurance coverage that it has could significantly harm our business and financial condition.  We have not experienced any product liability claims in its history.

Demand for and supply of our products and services may be adversely affected by several factors, some of which cannot be predicted or controlled, that could adversely affect our results of operations.  Several factors may affect the demand for and supply of our products and services, including:

•	economic downturns in the significant markets that we serve;
•	changes in federal mandates that encourage rapid growth in the markets that we serve;
•	product obsolescence, technological changes that unfavorably alter the value/cost proposition of our products and services;
•	competition from existing and unforeseen composites manufacturers;
•	declines in general economic conditions or reductions in industrial production growth rates, both domestically and globally, which could impact our customers ability to pay amounts owed;
•	changes in environmental regulations that would limit our ability to sell products and services in specific markets; and
•
inability to obtain raw materials or supply products to customers due to factors such as supplier work stoppages, supply shortages, plant outages or regulatory changes that may limit or prohibit overland transportation of certain materials and exogenous factors, like severe weather.

If any of these factors occur, the demand for and supply of our products and services could suffer, which would adversely affect our results of operations.

Our manufacturing operations are subject to hazards and other risks associated with composites manufacturing and the related storage and transportation of raw materials, products and wastes.  Our manufacturing operations are subject to the usual hazards and risks associated with composites manufacturing and the related storage and transportation of raw materials, products and wastes.  These hazards and risks include, but are not limited to:

•	explosions, fires, inclement weather and natural disasters;
•	mechanical failure resulting in protracted or short duration unscheduled downtime;
•	regulatory changes that affect or limit the transportation of raw materials;
•	inability to obtain or maintain any required licenses or permits;

•	interruptions and environmental hazards such as discharges or releases of toxic or hazardous substances or gases into the environment or workplace; and
•	storage tank leaks or other issues resulting from remedial activities.

The occurrence of any of these operating problems at our facility may have a material adverse effect on our productivity and profitability, during and after the period of these operating difficulties.  These operating problems may also cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage.  We are subject to present and potential future claims with respect to workplace exposure, workers’ compensation and other matters.  Although we maintain property and casualty insurance of the types and in the amounts that we believe are customary for the industry, we are not fully insured against all potential hazards that are incident to the business.

Extensive environmental, health and safety laws and regulations impact our operations and assets, and compliance with these regulations could adversely affect our results of operations.  Our operations on our real property are subject to extensive environmental, health and safety laws and regulations at the national, state and local governmental levels.  The nature of our business exposes it to risks of liability under these laws and regulations due to the production, storage, transportation, recycling or disposal and/or sale of materials that can cause contamination or personal injury if they are released into the environment or workplace.  Environmental laws may have a significant effect on the costs of these activities involving raw materials, finished products and wastes.  We may incur substantial costs, including fines, damages, criminal or civil sanctions, remediation costs, or experience interruptions in our operations for violations of these laws.

Also, federal and state environmental statutes impose strict, and under some circumstances, joint and several liability for the cost of investigations and remedial actions on any company that generated environmental waste, arranged for disposal of the waste, transported the waste to the site or selected the site, as well as on the owners and operators of these sites.  Any or all of the responsible parties may be required to bear all of the costs of clean up, regardless of fault or legality of the waste disposal or ownership of the site, and may also be subject to liability for natural resource damages.  We may incur substantial costs if it is found that we have generated environmental waste at our manufacturing facility, our previous manufacturing facility, or during the transport to or installation of our products at client sites.  It is possible that we will be identified as a potentially responsible party for identified waste sites in the future, which could result in being assessed substantial investigation or cleanup costs.

We accrue costs for environmental matters that have been identified when it is probable that these costs will be required and when they can be reasonably estimated.  However, accruals for estimated costs, including, among other things, the ranges associated with accruals for future environmental compliance and remediation, may be too low or we may not be able to quantify the potential costs.  We may be subject to additional environmental liabilities or potential liabilities that have not been identified.  We expect to continue to be subject to increasingly stringent environmental, health and safety laws and regulations.  We anticipate that compliance with these laws and regulations will continue to require capital expenditures and operating costs, which could adversely affect our results of operations or financial condition.

We face competition from other composites manufacturing companies, which could adversely affect its sales and financial condition.  We actively compete with companies that produce the same or similar products, and in some instances with companies that produce different products that are designed for the same end uses.  We encounter competition in price, delivery, service, performance, product innovation, and product recognition and quality, depending on the product involved.

Many of our competitors are larger, which makes them more efficient, thereby reducing their cost of materials and permitting them to be more competitive.  Their increased size permits them to operate in wider geographic areas and enhance their ability to compete in other areas such as research and development and customer service, which could also reduce our profitability.

We expect that competitors will continue to develop and introduce new and enhanced products, which could cause a decline in the market acceptance of our products.  In addition, our competitors could cause a reduction in the selling prices of some of our products as a result of intensified price competition.  Competitive pressures could also result in the loss of major customers.  An inability to compete successfully could have an adverse effect on our results of operations, financial condition and cash flows.

We may also experience increased competition from companies that offer products based on alternative technologies and processes that may be more competitive or better in price or performance, causing us to lose customers and result in a decline in sales volume and earnings.  Additionally, some of our customers may already be or may become large enough to justify developing in-house production capabilities.  Any significant reduction in customer orders as a result of a shift to in-house production could adversely affect our sales and operating profits.

Risks Related to our Common Stock

An active trading market for our common stock may never develop and you may have no ability to sell the shares.  There is a limited public trading market for our common stock.  The Financial Industry Regulatory Authority Inc. (“FINRA”) has approved the entry of a price quotation for our common stock on the OTC Bulletin Board system and our symbol is ENCC.  There can be no assurance that a market for our common stock will be established or that, if established, a market will be sustained.  Therefore, if you purchase shares of our common stock you may be unable to sell them.  Accordingly, you should be able to bear the financial risk of losing your entire investment.

The OTC Bulletin Board is not an exchange and, because trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on an exchange or NASDAQ, you may have difficulty reselling any of the shares that you may purchase.  Even after the Share Exchange, we have fewer than 30 stockholders of record.  With so few holders, an active trading market may never develop in our common stock and it may be difficult or impossible to sell your shares.

Future financing transactions could result in dilution.  In order to raise additional funds for expansion and operating needs, we may sell restricted stock, options, warrants, and convertible securities and/or convertible debt to investors in public or private placements of such securities.  Since any stock sold in a private placement will be restricted, the stock may be sold at a discount to market prices, and the exercise price of the warrants or options sold in like manner is likely to be at or even lower than market prices.  These transactions will cause dilution to existing stockholders.  Also, from time to time, stock or options may be issued to officers, directors, employees, or consultants with prices equal to market.  Exercise of in-the-money options and warrants will result in dilution to existing stockholders.  The amount of dilution will depend on the spread between the market and exercise price, and the number of shares involved.  In addition, such shares would increase the number of shares in the “public float” and could depress the market price for our common stock.

Our common stock is subject to penny stock regulation that may affect the liquidity for our common stock.  The Securities and Exchange Commission has adopted rules that regulate broker or dealer practices in connection with transactions in penny stocks.  Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange system).  The penny stock rules require a broker or dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker or dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker or dealer, and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account.  The penny stock rules also require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker or dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in any secondary market for our stock that becomes subject to the penny stock rules, and accordingly, stockholders of our common stock may find it difficult to sell their securities, if at all.

Management

Our management consists of the following:

Name	Age	Position
Samuel W. Fairchild	54	Chief Executive Officer and Director
Jamie Lee Mancl	36	President and Director
Jennifer Lynn Mancl	33	Vice President and Director
Jeffrey S. Keuntjes	43	Controller
Kenneth A. Iwinski	45	General Counsel and Secretary
Daniel P. Wergin	66	Director
Thomas J. Klismith	49	Director

The term of office of each director is expected to end at the next annual meeting of our stockholders or when such director’s successor is elected and qualified.  The term of office of each officer ends at the next annual meeting of our board of directors, expected to take place immediately after the next annual meeting of stockholders, or when such officer’s successor is elected and qualified.  We are not aware of any material proceedings to which any of the directors, or any associate of any such director, is a party adverse to us or has a material interest adverse to us or to any of our subsidiaries.

Jamie Lee Mancl is married to Jennifer Lynn Mancl.  Other than the Mancls, there are no family relationships between any of our directors and officers.  During the last five years, none of the listed officers or directors have (i) had any bankruptcy petition filed by or against any business of which such person was an officer; (ii) had any conviction in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or (iv) been found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Samuel W. Fairchild – Chief Executive Officer and Director.  Mr. Fairchild has served as a director of AFT since April 2008 and as Chief Executive Officer since October 2007.  Previously, he served as Chief Executive Officer and Director of Tower Tech Holdings (NASDAQ: TWRT), the predecessor to Broadwind Energy (BWEN), from 2006 – 2007, where he led the growth in market capitalization from $40 million to nearly $1 billion through process restructuring, market repositioning, capital formation and responsive corporate governance.  Mr. Fairchild has been the President of the Tadpole Group, an investment portfolio-holding company focused on harvesting value from transformation, since August 2004.  He has also been Managing Director of Theseus Capital Partners, an investment advisory firm, since August 2004.  Prior to founding Theseus in 2004, Mr. Fairchild co-led the Global Government, Transport & Infrastructure Group of PA Consulting Group, a role he assumed in 1999 as a result of PA’s acquisition of GKMG Consulting Services, a strategic consulting firm he founded in 1992.  During that period, he also served as “shadow CEO” of Air New Zealand following the demise of its wholly-owned subsidiary, Ansett Airlines, where he led the Crown’s acquisition of most of the outstanding shares and the comprehensive turnaround of the airline.  He has also served in the White House as senior advisor to President Reagan and Vice President Bush for transportation policy, and was George Bush’s Acting Assistant Secretary of Transportation for Policy and International Affairs.  Following his government service, Mr. Fairchild was a member of the management group at the Carlyle Group, where he helped to establish BDM International’s transportation group before BDM was sold to TRW, Inc.  Since May 1996, Mr. Fairchild has been the Chairman of the Board of Schiphol North America, the owner of JFK’s $1.4 billion Terminal Four and the international arm of Amsterdam Airport’s Schiphol Group.

Jamie Lee Mancl – President and Director.  Mr. Mancl has served as President and as a director of AFT since its inception in January, 2005.  From 1995 to January 2005, he owned and operated M&W Fiberglass, LLC, the predecessor company to AFT.  He is also the owner of Fiberglass Piping & Fitting Company, a firm he founded in 2006.  Mr. Mancl has an extensive background managing success in the composites industry.  From 1989 to 1995, he served in various management positions at Industrial Fiberglass.  Mr. Mancl has a successful track record managing the day-to-day operations of a growing composites fabricator, and is an industry-recognized expert in composites.

Jennifer Lynn Mancl – Vice President and Director.  Mrs. Mancl has served as Vice President of AFT since its inception in January, 2005 and as a director since April 2008, where she has been responsible for all administrative processes, marketing and external affairs.  From 1998 to 2003, Mrs. Mancl worked for Stora Enso North America, where she gained plant floor experience in the pulp and paper industry as well as considerable experience in purchasing and negotiations.  In 2002, Mrs. Mancl earned a B.A. degree in Business Administration and Marketing from Lakeland College in Wisconsin.

Jeffrey S. Keuntjes – Controller.  Mr. Keuntjes has served as Controller of AFT since June, 2007.  From 2001 to June, 2007, he served as a Senior Business Analyst for Domtar Industries, a pulp and paper manufacturer in Wisconsin.  He previously served as a Controller for Stevens Point Area Catholic Schools from 1998 to 2001.  Mr. Keuntjes’ background includes 19 years of progressively more responsible financial management responsibilities.  He is a member of the Institute of Management Accountants, has earned CSOX certification from the Sarbanes-Oxley Institute and holds a BA and an MBA from the University of Wisconsin, Madison.

Kenneth A. Iwinski – General Counsel and Secretary.  Mr. Iwinski has served as General Counsel and Secretary of AFT since April 2008.  From May 2007 until April 2008, Mr. Iwinski was involved in the private practice of law.  From September 2006 to May 2007, he served as Managing Member and Counsel for Sun Prairie Solutions Group, LLC, an early stage aseptic manufacturing business focused on providing national production and distribution of functional beverages through a joint venture with a global branded food company.  From 1998 to May 2006, Mr. Iwinski served as Vice President - Legal and Secretary for Northland Cranberries, Inc., a publicly traded and vertically integrated food production, processing and sales business.  From June 2006 to September 2006, Mr. Iwinski continued to provide legal services to Northland Cranberries, Inc. as an independent consultant.  From 1992 until he joined Northland, Mr. Iwinski was an attorney with the business law firm of Meissner Tierney Fisher & Nichols, S.C., in Milwaukee, Wisconsin.  In addition to his comprehensive business law experience, Mr. Iwinski has significant experience in human resources, corporate governance, compliance and risk management.

Daniel P. Wergin – Director.  Mr. Wergin has served in as a director of AFT since April 2008, following his resignation from the Board of Broadwind Energy. (NASDAQ: BWEN).  Mr. Wergin was a founder of Broadwind’s predecessor company, Tower Tech Holdings (NASDAQ:TWRT), and the company’s first Chief Financial Officer.  He has also been the President of Choice, Inc., a real estate investment and development company based in Manitowoc, Wisconsin, since 1970.  Mr. Wergin has specialized in real estate development, leasing, and 1031 exchanges.  He has been a member of the National Association of Realtors and its Certified Commercial Investment Division since 1975.

Thomas J. Klismith – Director.  Mr. Klismith has served as a director of AFT since April 2008.  Mr. Klismith has been a Certified Public Accountant since 1984 an in 1988 he founded Klismith Accounting & Tax Group, which provides accounting, tax planning, software consulting and financial advisory services to individuals and businesses in central Wisconsin.  Mr. Klismith has significant experience in tax planning and preparation, financial reporting, business budgeting and forecasting, financial, estate and retirement planning and business consulting.  Mr. Klismith is a member of both the American and Wisconsin Institutes of Certified Public Accountants.

Director Indemnification

Under the corporate laws of the State of Nevada and our Amended and Restated Articles of Incorporation, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).  Our Amended and Restated Bylaws also provide for mandatory indemnification of our directors and executive officers, and permissive indemnification of our employees and agents, to the fullest extent permissible under Nevada law.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Conflicts of Interest and Related Party Transactions

Our officers and directors are now and may in the future become stockholders, officers or directors of other companies that may be engaged in business activities similar to ours.  Accordingly, direct conflicts of interest may arise in the future with respect to such individuals acting on our behalf or other entities.  Moreover, additional conflicts of interest may arise with respect to opportunities which come to the attention of such individuals in the performance of their duties or otherwise.  We do not currently have a right of first refusal pertaining to opportunities that come to management’s attention insofar as such opportunities may relate to our business operations.

The officers and directors are, so long as they remain officers or directors, subject to the restriction that all opportunities contemplated by our plan of operation which come to their attention, either in the performance of their duties or in any other manner, will be considered opportunities of, and be made available to our Company.  A breach of this requirement will be a breach of the fiduciary duties of the officer or director.

All future affiliated transactions will be made or entered into on terms that are no less favorable to us than those that can be obtained from any unaffiliated third party.  A majority of the independent, disinterested members of our board of directors will approve future affiliated transactions.

Jamie L. Mancl.  Prior to the Share Exchange, Mr. Mancl was the majority stockholder of AFT and, with his wife, is now our majority stockholder.  He owns 100% of M&W, which owns and leases the manufacturing plant to AFT.  He also owns 100% of FPF, which is a distributor of fiberglass piping and fitting products.  AFT purchases products from FPF for use in the manufacture of its products.

The manufacturing facility lease with M&W was entered into on August 1, 2007, has a term of 20 years and provides for a current monthly rent of $35,000 subject to annual adjustments based on the consumer price index.  M&W is responsible for maintenance of the structural components of the facility and we are responsible for insurance, utilities, taxes, and certain repairs and maintenance.  Total rent paid to M&W during 2007 was $178,000 and total rent paid during the first half of 2008 was $210,000.  After deductions for depreciation, interest and other expenses, M&W’s net profit from the lease during 2007 and the first half of 2008 was $107,191 and $83,178, respectively.  AFT has an irrevocable option to purchase the facility and the land for $4,500,000 which expires June 18, 2009.  The purchase price is based on an independent third party appraisal and AFT intends to exercise the option prior to expiration.  The purchase is intended to be paid primarily through our assumption of related debt and payment of $500,000 in cash and/or a promissory note.

During 2007 and 2006, we purchased products from FPF totaling $143,448 and $3,836, respectively.  During the first half of 2008, FPF sales to AFT totaled $61,232.  The gross profit on sales made to us during 2007 and 2006 were $35,165 and $811, respectively, and the gross profit on sales during the first half of 2008 totaled $12,338.  The board of directors has reviewed the related party transactions with FPF and determined it is in its best interest to continue to purchase products from FPF at this time given their high quality, the limited availability of such products from other suppliers at a competitive price and the costs to produce or import comparable products; provided, however, that such transactions are undertaken in good faith and on such terms and conditions as are fair.  On October 13, 2008, we entered into a supply contract with FPF whereby AFT will purchase FPF’s products at FPF’s cost.

M&W Fiberglass, LLC.  M&W, AFT, Jamie Mancl and Jennifer Mancl are co-borrowers under a Bond Agreement with the City of Wisconsin Rapids and Nekoosa Port Edwards State Bank (“Bank”) pursuant to which tax-exempt industrial revenue bonds in the amount of $4,000,000 were issued by the City (“IRB Debt”), $3,000,000 of which was used for the purpose of financing the construction of the manufacturing facility owned by M&W and leased to AFT and $1,000,000 of which was used for the purpose of financing the acquisition of equipment owned by AFT and installed at the facility.  In connection with the issuance of the IRB Debt, AFT and the Bank entered into (i) a Credit Agreement pursuant to which AFT is obligated as a co-borrower, together with M&W, Jamie Mancl and Jennifer Mancl, to repay the IRB Debt and (ii) a Security Agreement pursuant to which AFT provided all of its assets as collateral to secure repayment of the IRB Debt.  As described above, AFT has an option to purchase the manufacturing facility from M&W which it intends to exercise prior to expiration of the option.

Fiberglass Piping & Fitting Company.  FPF previously operated its business out of the same manufacturing facility that AFT leases from M&W.  FPF occupied approximately 1,000 square feet of the facility on a rent free basis.  The value of the space provided during 2007 and the first half of 2008 based on the rental payments made to M&W was approximately $3,200 and $2,877, respectively.  As of October 14, 2008, FPF has moved its operations to an offsite location.

FPF obtained debt financing from the Bank to buy inventory that was secured, in part, by guarantees and assets of AFT.  The outstanding debt financing arrangements of FPF that were secured by guarantees and assets of AFT are business notes issued by the Bank as follows:

Date Issued	Interest Rate	Principal Balance
4/16/2007	8.25%	$79,979
6/28/2007	8.25%	80,000
9/28/2007	8.25%	150,000
3/28/2008	7.75%	62,000
5/2/2008	8.25%	18,000
5/8/2008	8.25%	72,000
7/25/2008	8.25%	260,000
Total		$721,979

As of October 9, 2008, AFT was released by Bank as a guarantor on all of FPF’s debts and its assets no longer serve as collateral for such debts.

Klismith Accounting and Tax Group.  Thomas J. Klismith has provided tax, accounting, and business consulting services to AFT, FPF and M&W for several years. The following table sets forth payments made and amounts owed to Mr. Klismith’s firm during the years ending and as of December 31, 2007 and 2006:
	December 31,
	2007	2006
Payments made by:
AFT	$46,926	$32,644
FPF	1,465	-
M&W	2,005	-
Total	$50,396	$32,644

Amounts owed by:
AFT	$7,480	$6,395
FPF	2,350	-
M&W	-	-
Total	$9,830	$6,395

Executive Compensation

The following table sets forth information regarding the remuneration of AFT’s executive officers that earned in excess of $100,000 per annum during any part of the last two completed fiscal years:

Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Jamie Lee Mancl, President and Director	2007	$78,946	-	-	21,182 (1)	$100,128
	2006	$63,923	-	-	18,316 (2)	$82,239
Jeffrey S. Keuntjes, Controller	2007	$33,923	-	-	-	$33,923
	2006	-	-	-	-	-
(1)	Other compensation for Mr. Mancl during 2007 includes: (i) $13,791 paid for health insurance; (ii) $5,000 health savings account contribution; and (iii) $2,391 Simple IRA contribution. Other income during 2007 excludes $187,090 consisting of: (i) $107,191of net profit to M&W from the lease of the manufacturing facility to AFT; (ii) $35,165 of gross profit to FPF from the sale of fiberglass piping and fitting products to AFT; (iii) $1,707 representing the value of space within the AFT manufacturing facility which is occupied by FPF on a rent free basis; and (iv) $43,024 of pass-through income attributable to Mr. Mancl during 2007 as a result of his ownership and the S-Corporation status of AFT.
(2)
Other compensation for Mr. Mancl during 2006 includes: (i) $11,587 paid for health insurance; (ii) $5,000 health savings account contribution; and (iii) $1,918 Simple IRA contribution.  Other income during 2006 excludes $302,477 consisting of: (i) $811 of gross profit to FPF from the sale of fiberglass piping and fitting products to AFT; and (ii) $301,666 of pass-through income attributable to Mr. Mancl during 2006 as a result of his ownership and the S-Corporation status of AFT.

We do not have any outstanding unexercised options or equity incentive awards.

The following table sets forth information regarding the remuneration of AFT’s directors, other than those already mentioned in the Summary Compensation Table, during the last completed fiscal year:

Director Compensation Table
Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total
	($)	($)	($)	($)	($)
Samuel W. Fairchild	-	-	-	-	-
Jennifer Lynn Mancl	$39,024	-	-	$1,171 (1)	$40,195
Daniel P. Wergin	-	-	-	-	-
Thomas J. Klismith	-	-	-	-	- (2)
(1)	Other compensation for Mrs. Mancl during 2007 consisted of $2,391 in Simple IRA contribution.
(2)
Mr. Klismith did not earn any compensation for his services as a director during 2007.  However, Mr. Klismith’s firm, Klismith Accounting and Tax Group, was paid $50,396 in 2007 for accounting, tax and business consulting services rendered to AFT, FPF and M&W during that period.

None of our directors receive any compensation for their respective services as directors.  They have all agreed to serve without compensation until authorized by our board of directors.  We expect to consider and authorize appropriate compensation for our directors in the near future.

Market Price of the Registrant’s Common Equity and Related Stockholder Matters

Our common stock is currently quoted in the OTC Bulletin Board (“OTCBB”) under the symbol “ENCC.”  It previously traded under the symbol of “LPME” on the OTCBB.  Although our common stock is quoted in the OTCBB, there is no established trading market and it has traded on a very limited basis.  Our common stock has not had any trading volume since July 16, 2007 and, as a result, we have not provided historical bid and ask prices for the common stock.

Holders and Dividends

After the Share Exchange, there are twenty-nine (29) holders of our common stock.  We have not paid cash dividends to date and have no plans to pay any cash dividends in the immediate future.  On October 29, 2007, we declared a 14-for-1 stock dividend to our stockholders of record as of November 14, 2007, increasing our outstanding common stock to 33,000,000 shares.

Recent Sales of Unregistered Securities

On October 14, 2008, we issued 28,750,000 shares of common stock to three persons in exchange for all of the issued and outstanding shares of AFT.  Also, Diana L. Hassan cancelled 21,750,000 shares of common stock.  After giving effect to the issuance and cancellation, we have 40,000,000 shares of common stock outstanding.

No underwriters were used in the above stock transactions.  We relied upon the exemption from registration contained in Section 4(2) as to all of the transactions, as the investors were either deemed to be sophisticated with respect to the investment in the securities due to their financial condition and involvement in our business or were accredited investors.  Restrictive legends were placed on the certificates evidencing the securities issued in all of the above transactions.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding each person who beneficially owns 5% or more of our common stock and the beneficial ownership of our directors and officers as of October 14, 2008.

Name and Address of Beneficial Owners (1)	Amount and Nature of Beneficial Ownership	Percent of Class for Vote (2)
Jamie Lee and Jennifer Lynn Mancl 4400 Commerce Drive Wisconsin Rapids, Wisconsin 54494	24,000,000 (3)	60%
Integritas, Inc. 1135 Terminal Way, Suite 209 Reno, Nevada 89502	4,500,000	11.3%
Samuel W. Fairchild	1,370,000 (4)	3.3%
Thomas J. Klismith	100,000 (5)	0.2%
Daniel P. Wergin	80,000 (6)	0.2%
Jeffrey S. Keuntjes	20,000 (7)	-
Kenneth A. Iwinski	-	-
Officers and directors as a group (7 persons)	24,450,000	63.7%
_______________
(1)
Where persons listed on this table have the right to obtain additional shares of common stock through the exercise or conversion of other securities within 60 days from October 14, 2008, these additional shares are deemed to be outstanding for the purpose of computing the percentage of common stock owned by such persons, but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.  Percentages are based on 40,000,000 shares of common stock outstanding on October 14, 2008.

(2)
To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

(3)	Jamie Lee Mancl and Jennifer Lynn Mancl are married and share the voting and investment power associated with the 24,000,000 shares of common stock they own.
(4)	Includes 560,000 shares of common stock issuable upon conversion of Convertible Debentures and 560,000 shares of common stock issuable upon exercise of Warrants owned by ECC Investment Partners, LLC. Mr. Fairchild is the Managing Partner of ECC Investment Partners, LLC and exercises investment power over that entity.
(5)	Includes 50,000 shares of common stock issuable upon conversion of Convertible Debentures and 50,000 shares of common stock issuable upon exercise of Warrants.
(6)	Includes 40,000 shares of common stock issuable upon conversion of Convertible Debentures and 40,000 shares of common stock issuable upon exercise of Warrants.
(7)	Includes 10,000 shares of common stock issuable upon conversion of Convertible Debentures and 10,000 shares of common stock issuable upon exercise of Warrants.

Changes in Control

The Share Exchange described above effected a change of control.  Our previous officers and directors resigned in connection with the Share Exchange and five new directors were appointed.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 2.01 of this report is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure set forth in Item 2.01 of this report is incorporated herein by reference.

Item 5.01	Changes in Control of Registrant.

The disclosure set forth in Item 2.01 of this report is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure set forth in Item 2.01 of this report is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosure set forth in Item 2.01 of this report is incorporated herein by reference.

Item 5.06	Change in Shell Company Status.

The disclosure set forth in Item 2.01 of this report is incorporated herein by reference.

Item 8.01	Other Items.

The disclosure set forth in Item 2.01 of this report is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Regulation S-K Number	Document
2.1	Share Exchange Agreement dated June 26, 2008. (1)
2.2	First Amendment to Share Exchange Agreement dated August 8, 2008. (2)
3.1	Articles of Merger effective October 14, 2008
3.2	Amended and Restated Articles of Incorporation effective October 14, 2008
3.3	Amended and Restated Bylaws adopted October 14, 2008
10.1	2008 Stock Incentive Plan
10.2	Industrial Development Revenue Bonds, Bond Agreement dated February 28, 2007
10.3	Industrial Development Revenue Bonds, Promissory Note 2007A dated February 28, 2007
10.4	Industrial Development Revenue Bonds, Promissory Note 2007B dated February 28, 2007
10.5	Industrial Development Revenue Bonds, Promissory Note 2007C dated February 28, 2007
10.6	Industrial Development Revenue Bonds, Credit Agreement dated February 28, 2007
10.7	Industrial Development Revenue Bonds, Construction Mortgage, Assignment Of Leases And Rents and Fixture Filing dated February 28, 2007
10.8	Industrial Development Revenue Bonds, Security Agreement dated February 28, 2007
10.9	Option Agreement dated June 18, 2008
10.10	Purchase and Supply Agreement dated October 13, 2008
99.1	Unaudited financial statements as of June 30, 2008
99.2	Audited Financial Statements as of December 31, 2007
99.3	Pro forma combined Financial Statements as of June 30, 2008
__________________
(1)	Filed as an exhibit to the Current Report on Form 8-K dated June 26, 2008, filed June 27, 2008.
(2)	Filed as an exhibit to the Definitive Information Statement on Schedule 14C filed September 24, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY COMPOSITES CORPORATION
October 17, 2008	By: /s/ Samuel W. Fairchild
Samuel W. Fairchild
Chief Executive Officer

Financial Statements and Exhibits

Regulation S-K Number	Document
2.1	Share Exchange Agreement dated June 26, 2008. (1)
2.2	First Amendment to Share Exchange Agreement dated August 8, 2008. (2)
3.1	Articles of Merger effective October 14, 2008
3.2	Amended and Restated Articles of Incorporation effective October 14, 2008
3.3	Amended and Restated Bylaws adopted October 14, 2008
10.1	2008 Stock Incentive Plan
10.2	Industrial Development Revenue Bonds, Bond Agreement dated February 28, 2007
10.3	Industrial Development Revenue Bonds, Promissory Note 2007A dated February 28, 2007
10.4	Industrial Development Revenue Bonds, Promissory Note 2007B dated February 28, 2007
10.5	Industrial Development Revenue Bonds, Promissory Note 2007C dated February 28, 2007
10.6	Industrial Development Revenue Bonds, Credit Agreement dated February 28, 2007
10.7	Industrial Development Revenue Bonds, Construction Mortgage, Assignment Of Leases And Rents and Fixture Filing dated February 28, 2007
10.8	Industrial Development Revenue Bonds, Security Agreement dated February 28, 2007
10.9	Option Agreement dated June 18, 2008
10.10	Purchase and Supply Agreement dated October 13, 2008
99.1	Unaudited financial statements as of June 30, 2008
99.2	Audited Financial Statements as of December 31, 2007
99.3	Pro forma combined Financial Statements as of June 30, 2008
_______________
(1)	Filed as an exhibit to the Current Report on Form 8-K dated June 26, 2008, filed June 27, 2008.
(2)	Filed as an exhibit to the Definitive Information Statement on Schedule 14C filed September 24, 2008.